Exhibit 99.1

For Release	Immediate

Contacts	(News Media) Tony Zehnder, Corporate Communications 312.396.7086
(Investors) Scott Galovic, Investor Relations 317.817.2893

Conseco shareholders approve name change to CNO Financial Group, Inc., elect 10 directors and approve other ballot measures

Carmel, Ind., May 11, 2010 – Conseco, Inc. (NYSE: CNO) announced that shareholders at the Company’s annual meeting earlier today:

•	Approved an amendment to the Company’s Amended and Restated Certificate of Incorporation, changing the Company’s name to CNO Financial Group, Inc.

•
Elected 10 directors (R. Glenn Hilliard, Donna A. James, R. Keith Long, Charles W. Murphy, Debra J. Perry, C. James Prieur, Neal C. Schneider, Michael T. Tokarz, John G. Turner and David K. Zwiener) to serve terms expiring at next year’s annual meeting

•	Approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to preserve the value of net operating losses

•	Approved the company’s 2010 Pay for Performance Bonus Plan

•	Ratified the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2010.

CEO Jim Prieur said, “The change to CNO Financial Group, Inc. symbolizes the enterprise-wide transformation that we have achieved. In addition, it establishes a unique identity that investors will recognize and that all our stakeholders will be able to keep separate from the identities of our principal insurance companies - Bankers Life, Colonial Penn and Washington National. We have much to accomplish, and the continued dedication of all our associates, our management and our board of directors, along with the support of our shareholders, gives us confidence in our future and in our ability to realize our vision for CNO.”

The company will launch its new web site, CNOinc.com, on Wednesday, May 12.

CNO Financial Group, Inc. is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.

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